EXHIBIT 4.1

American Energy Production, Inc.

2008 NON-QUALIFIED STOCK OPTION PLAN

10,000,000 Shares

ARTICLE 1 - GENERAL

1.1 Purpose of the Plan.

The purpose of the American Energy Production, Inc. 2008 Non-Qualified Stock Option Plan (the "Plan") is to assist American Energy Production, Inc. (“AENP”), a Delaware corporation (the "Company"), in securing and retaining Key Participants of outstanding ability by making it possible to offer them an increased incentive to join or continue in the service of the Company and to increase their efforts for its welfare through participation in the ownership and growth of the Company.

1.2 Definitions.

“Acceleration Event" means any event which in the opinion of the Board of Directors of the Company is likely to lead to changes in control of share ownership of the Company, whether or not such change of control actually occurs.

"Award(s)" means an Option granted to a Key Participant under the Plan.

"Board of Directors" or "Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended,

"Committee" means the committee referred to in Section 1.3.

"Common Stock" means the Common Stock of the Company.

"Fair Market Value" means the closing price of the shares on the principal trading market on which the Common Stock is primarily traded on the day on which such value is to be determined or, if no shares were traded on such day, on the next preceding day on which shares were traded, as reported by applicable trading exchange. If at any time shares of Common Stock are not traded on an exchange or in the over-the-counter market, Fair Market Value shall be the value determined by the Board of Directors or Committee administering the Plan, taking into consideration those factors which are deemed appropriate.

"Grantee" means a Key Participant to whom an Award is granted under the Plan.

"Incentive Shares" means a share of Common Stock awarded to a Key Participant under Article VI hereof on such terms as are determined by the Board or Committee.

"Incentive Share Agreement" means a written agreement in such form as the Board or Committee, as applicable, shall approve that evidences the terms and conditions of an award of Incentive Shares hereunder.

"Key Participant" means any person, including officers, directors, employees, agents and consultants of the Company or any Subsidiary who are designated a Key Participant by the Board or Committee, as applicable, and is or is expected to be primarily responsible for the management, growth, or supervision of some part or all of the business of the Company.  The power to determine who is and who is not a Key Participant is reserved solely for the Board or Committee.

"Non-Qualified Stock Option" means an option to purchase shares of Common Stock which is not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code.

"Option" means a Non-Qualified Stock Option.

"Grantee" means a Key Participant to whom an Option is granted under the Plan.

"Parent" means any corporation which qualifies as a parent of a corporation under the definition or "parent corporation" contained in Section 425(f) of the Code.

"Term" means the period during which a particular Optionee may be exercised as determined by the Board or Committee and as provided in the option agreement.

1.3 Administration of the Plan

The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors consisting solely of two or more Non-Employee Directors, as defined in Rule l6b-3 {see Section 1.10, below), or in the absence of an appointment of such a Committee, the full Board shall serve as the Committee. Subject to the control of the Board, and without limiting the control over decisions described in Section 1.7, the Committee shall have the power to interpret and apply the Plan and to make regulations for carrying out its purpose. More particularly, the Committee shall determine which Key Participants shall be granted Options and the terms of such grants. Determinations by the Committee under the Plan (including, without limitation, determinations of the persons to receive Awards the form, amount and timing of such Awards, and the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. In serving on the Committee, members thereof shall be considered to be acting in their capacity as members of the Board of Directors and shall be entitled to all rights of indemnification provided by the Bylaws of the Company or otherwise to members of the Board of Directors.

1.4 Shares subject to the Plan

The total number of shares that may be purchased pursuant to Options under the Plan shall not exceed 10,000,000 shares of Common Stock. Shares subject to the Options which terminate or expire prior to exercise shall be available for future Awards under the Plan without again being charged against the limitation of 10,000,000 shares set forth above. Shares issued pursuant to the plan may be either un-issued shares of Common Stock or reacquired shares of Common stock held in treasury.

1.5 Terms and Conditions of Options

All Options shall be evidenced by agreements in such form as the Committee shall approve from time to time subject to the provisions of Article II and Article III, as appropriate, and the following provisions:

(a) Exercise. The Committee shall determine whether the Option shall be exercisable in full at any time during the Term or in cumulative or non-cumulative installments during the Term.

(b) Termination of Employment or Consultant/Contractor Relationship. An Optionee's Option shall expire on the expiration of the Term specified in Section 2.1 or 3.1 as the case may be, or upon the occurrence of such events as are specified in the agreement. In the event of exercise of the Option after termination of employment or contactor relationship, the Optionee may exercise the Option only with respect to the shares which could have been purchased by the Optionee at the date of such termination, and then only for a period of 90 days thereafter. However, the Committee may, but is not required to, waive any requirements made pursuant to Section 1.5(b) so that some or all of the shares subject to the Option may be exercised within the time limitation described in this subsection. An Optionee’s employment or contractor relationship shall be deemed to terminate on the last date for which he or she receives a regular wage, salary or contract payment. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment or contractor relationship shall not occur where the Optionee transfers from the Company to one of its Subsidiaries or transfers from a Subsidiary to the Company.

‘(‘c) Death or Disability. Upon termination of an Optionee's employment or contractor relationship by reason of death or disability (as determined by the Committee consistent with the definition of Section 422(c) (7) of the Code), the Option shall expire on the earlier of the expiration of (i) the date specified in the Option which in no event shall be later than twelve (12) months after the date of such termination, or (ii) the Term specified in Section 2.1 or 3.1 as the case may be. The Optionee or his or her Successor in interest, as the case may be, may exercise the Option only as to the shares that could have been purchased by the Optionee at the date of his or her termination of employment. However, the Committee may, but is not required to, waive any requirements made pursuant to Section 1.5(b) so that some or all of the shares subject to the Option maybe exercised within the time limitation described in this subsection.

(d) Payment. Payment for shares as to which an Option is exercised shall be made in such manner and at such time or times as shall be provided in the option agreement, including cash, a cashless exchange,  Common Stock of the Company which was previously acquired by the Optionee, or any combination thereof. The Fair Market Value of the surrendered Common Stock as of the date of exercise shall be determined in valuing Common Stock used in payment for Options.

Cashless Exchange - The Optionee may direct a broker, to execute a cashless exercise transaction whereby Options will be exercised, and shares of Common Stock sufficient to cover the Option Price will be sold. The resulting shares of Common Stock, net of the shares sold to cover the Option Price, will be issued to the Optionee. The broker will remit the Option Price to the Company. Alternatively, the Optionee may direct the broker to sell all shares of Common Stock subject to the Options exercised, to withhold and remit to the Company the Option Price, and to remit the sales proceeds, net of the above to the Optionee in cash.
However, a cashless exercise by a director or executive officer of the Company that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company in violation of section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Securities Exchange Act of 1934, 15 U.S.C. § 78m(k)) shall be prohibited.

(e) Non-transferability. No Option granted under the Plan shall be transferable other than by will or by the laws of decent and distribution. During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee.

(f) Additional Provisions. Each option agreement may contain such other terms and conditions not inconsistent with the provisions of the Plan, including the award of cash amounts, as the Committee may deem appropriate from time to time.

1.6 Stock Adjustments: Mergers

(a) General. Notwithstanding Section lA, in the event the outstanding shares are increased or decreased or changed into or exchanged for a different number of kind of shares or other securities of the Company or of any other corporation by reason or any merger, sale of stock, consolidation, liquidation, re-capitalization, re-classification, stock split up, combination of shares, stock dividend, or transaction having similar effect, the total number of shares set forth in Section 1.4 shall be proportionately and appropriately adjusted by the Committee.

(b) Options. Following a transaction described in subsection (a) above, if the Company continues in existence, the number and kind of shares that are subject to any Option and the option price per share shall be proportionately and appropriately adjusted without any change in the aggregate price to be paid therefore upon exercise of the Option. If the Company will not remain in existence or substantially all of its voting Common Stock will be purchased by a single purchaser or group or purchasers acting together, then the Committee may (i) declare that all Options shall terminate thirty (30) days after the Committee gives written notice to all Grantees of their immediate right to exercise all Options then outstanding (without regard to limitations on exercise otherwise contained in the Options), or (ii) notify all Grantees that all Options granted under the Plan shall apply with appropriate adjustments as determined by the Committee to the securities of the successor corporation to which holders of the numbers of shares subject to such Options would have been entitled, or (iii) take action that is some combination of aspects of (i) and (ii). The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding. Any fractional shares resulting from any of the foregoing adjustments under this section shall be disregarded and eliminated.

1.7 Acceleration Event.

If an Acceleration Event occurs in the opinion of the Board of Directors, based on circumstances known to it, the Board of Directors may, but is not obligated to, direct the Committee to declare that any or all Options granted under the Plan shall become exercisable immediately notwithstanding the provisions of the respective agreements granting any such Award.

1.8 Notification of Exercise.

Options shall be exercised by written notice directed to the Secretary of the Company at the principal executive offices of the Company. Such written notice shall be accompanied by any payment required pursuant to Section l.5 (d). Exercise by an Optionee's heir or the representative of his or her estate shall be accompanied by evidence of his authority to so act in form reasonably by satisfactory to the Company.

1.9 Modification. Extension and Renewal of Awards.

Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards or accept the surrender of outstanding Awards (to the extent not theretofore exercised) granted under the Plan or under any other plan, of the Company or a Subsidiary, and authorize the granting of new Awards pursuant to the Plan in substitution therefore, and the substituted Awards may bear such different or additional terms and conditions as the Committee shall deem appropriate within the limitations of the Plan. Notwithstanding the foregoing, however, no modification of an Award shall, without the consent of the Grantee holding the Award, adversely affect the rights or obligations of such Grantee.

1.10 Compliance with Rule 16 and Gramm-Leach-Bliley Act.

(a) Provisions and compliance. In the event that the Company's Stock is determined to not be an "Exempt Security" as that term is defined in the Securities Exchange Act of 1934, as amended, the Board then intends that the provisions of the Plan and any Award shall comply in all respects with the terms and conditions of Rule 16 under the Securities Exchange Act of 1934, as in effect on January 1, 2001 and as amended, or any successor provisions, as it relates to persons subject to the reporting requirements of Section 16(a) of such Act. Any agreement granting an Award shall contain such provisions as are necessary or appropriate to assure such compliance. To the extent that any provision hereof is found not to be in compliance with such rule as it relates to such Act, such provision shall be deemed to be modified so as to be in compliance with such rule, or if such modification is not possible, shall be deemed to be null and void as it relates to such Grantee.

(b) Profits from purchase and sale of security within six months. For the purpose of preventing the unfair use of information which may have been obtained by such beneficial owner, director, or officer by reason of his relationship to the issuer, any profit realized by him from any purchase and sale, or any sale and purchase, of any equity security of such issuer (other than an exempted security) or a security-based swap agreement (as defined in section 206B of the Gramm-Leach-Bliley Act) involving any such equity security within any period of less than six months, unless such security or security- based swap agreement was acquired in good faith in connection with a debt previously contracted, shall inure to and be recoverable by the issuer, irrespective of any intention on the part of such beneficial owner, director, or officer in entering into such transaction of holding the security or security-based swap agreement purchased or of not repurchasing the security or security-based swap agreement sold for a period exceeding six months. Suit to recover such profit may be instituted at law or in equity in any court of competent jurisdiction by the issuer, or by the owner of any security of the issuer in the name and in behalf of the issuer if the issuer shall fail or refuse to bring such suit within sixty days after request or shall fail diligently to prosecute the same thereafter; but no such suit shall be brought more than two years after the date such profit was realized. This subsection shall not be construed to cover any transaction where such beneficial owner was not such both at the time of the purchase and sale, or the sale and purchase, of the security or security based swap agreement (as defined in section 206B of the Gramm-Leach Bliley Act) involved, or any transaction or transactions which the Commission by rules and regulations may exempt as not comprehended within the purpose of this subsection.

ARTICLE II – NON-QUALIFIED STOCK QPTIONS

2.1 Terms and Conditions of Options.

In addition to the requirement of Section 1.5, each Non-Qualified Stock Option granted under the Plan shall be exercisable only during a Term fixed by the Committee.

2.2 Section 83(b) Election.

The Company recognizes that certain persons who receive Non-Qualified Stock Options may be subject to restrictions regarding their right to trade Common Stock under applicable securities laws. Such may cause Optionee's exercising such Options not to be taxable under the provisions of Section 83(c) of the Code. Accordingly, Optionee's exercising such Non-Qualified Stock Options may consider making an election to be taxed upon exercise of the Option under Section 83(Q) of the Code and to effect such election will file such election with the Internal Revenue Service within thirty (30) days of exercise of the Option and otherwise in accordance with applicable Treasury Regulations.

ARTICLE III - ADDITIONAL PROVISIONS

3.1 Compliance with Other Laws and Regulations.

The Plan, the grant and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares under such Options, shall be subject to all applicable Federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (a) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (b) the completion of any registration or qualification or exemption of such shares under any Federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

3.2 Amendments.

The Board of Directors may discontinue the Plan at any time, and may amend it from time to time.  Other than as expressly permitted under the Plan, no outstanding Award may be revoked or altered in a manner unfavorable to the Grantee without the consent of the Grantee.

3.3 No Rights As Shareholder.

No Grantee shall have any rights as a shareholder with respect to any share subject to his or her Option prior to the date of issuance to him or her of a certificate or certificates for such shares.

3.4 Withholding.

Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Grantee to remit to the Company an amount sufficient to satisfy any Federal, State or local withholding tax liability in such form as the Company may determine or accept in its sole discretion, including payment by surrender or retention of shares of Common Stock prior to the delivery of any certificate or certificates for such shares.

3.5 Continued Employment Not Presumed.

This Plan and any document describing this Plan and the grant of any Award hereunder shall not give any Optionee or other Participant a right to continued employment or directorship by the Company or its Subsidiaries or affect the right of the Company or its Subsidiaries to terminate the employment or directorship of any such person with or without cause.

3.6 Effective Date: Duration.

The Plan shall become effective as of September 30, 2008 pursuant to Board of Director approval received on such date and shall expire on September 29, 2018. No Awards may be granted under the Plan after September 29, 2018, but Awards granted on or before that date may be exercised according to the terms of the related agreements and shall continue to be governed by and interpreted consistent with the terms hereof.

Dated this 30th day of September 2008

/s/ Charles Bitters
Charles Bitters
Chief Executive Officer